Exhibit 10.47

Execution Copy

Escrow Agreement

This Escrow Agreement (this “Agreement”) is entered into as of                     , 2015, by Fenix Parts Canada, Inc., a Canadian corporation (“Fenix” or a “Party”) and Goldy Metals Incorporated, an Ontario corporation, (“Vendor” or “Party”), and CST Trust Company (the “Escrow Agent”).

Background:

A. Fenix Parts, Inc. (“Parent”) has entered into combination agreements for the combination of several companies (the “Combining Companies”) engaged in the business of selling alternative vehicle collision replacement products.

B. This Agreement is being entered into concurrently with the closing of an underwritten initial public offering of Parent’s common stock in connection with which, and as part of a single transaction that includes the IPO, the shareholders or other equity interest holders of each Combining Company have transferred to Parent all of their stock or other equity interests in the Combining Companies.

C. The parties’ execution and delivery of this Agreement is required under Section 2.7 of the Amended and Restated Combination Agreement dated as of November 10, 2014 entered into, inter alia, among Fenix, Parent and the Vendor (the “Combination Agreement”).

D. Capitalized terms used in this Agreement without being defined have the same meanings that they have in the Combination Agreement.

E. The foregoing statements of fact and recitals are made by the parties hereto except the Escrow Agent.

Now, therefore, in consideration of their mutual promises and intending to be legally bound, the Parties and the Escrow Agent agree as follows:

1.	Escrow Deposit

(a) Concurrently with the execution of this Agreement:

(1) Fenix has delivered to the Escrow Agent for deposit into the Escrow a certificate or certificates registered in the Vendor’s name representing the exchangeable preferred shares in the capital of Fenix (together with all dividends, distributions and additional shares delivered pursuant to Paragraph 1(b), the “Escrow Shares”) that Fenix is required to withhold pursuant to Section 2.7(a) of the Combination Agreement;

(2) Fenix, in its discretion, has delivered either:

(A) a wire transfer in the amount of cash that Fenix is required to withhold pursuant to Section 2.7(a) of the Combination Agreement (together with earnings, the “Escrow Cash”) to the Escrow Agent’s interest bearing trust account, pursuant to the wiring instructions on the attached Exhibit A; or

(B) an irrevocable standby letter of credit (the “Letter of Credit”) issued

byBMO Harris Bank N.A. (“BMO”) to the Escrow Agent as the beneficiary in the amount of USD $5,880,000, pursuant to Section 2.7(a) of the Combination Agreement (the proceeds from any draw on which shall also be considered “Escrow Cash”).

All interest earned on the Escrow Cash shall be payable in accordance with the joint written direction pursuant to section 2(a) hereof;

(3) The Escrow Agent may hold cash balances constituting part or all of the funds in an interest bearing account, and may, but need not, invest same in the deposit department of a Canadian chartered bank and their affiliated companies within the meaning of the Business Corporation Act (Ontario) (“Affiliates”), but the Escrow Agent, its Affiliates or a Canadian chartered bank and its Affiliates shall not be liable to account for any profit to any parties to this Agreement or to any other person or entity other than at a rate, if any, established from time to time by the Escrow Agent, its Affiliates or a Canadian chartered bank and its Affiliates. For purposes of this Agreement, the net rate to be paid is ● bps. Rates are subject to change without notice due to market conditions. Interest will be credited to the account in the subsequent month by the fifth business day; and

(4) The Vendor shall have delivered to the Escrow Agent stock powers in respect of the Escrow Shares duly endorsed in blank.

(b) Fenix shall deliver to the Escrow Agent all dividends, distributions and additional exchangeable preferred shares of Fenix or other securities of Fenix that it pays or distributes in respect of or in exchange for any of the Escrow Shares (or any of the additional shares or other securities that it previously delivered to the Escrow Agent pursuant to this Paragraph 1(b)).

(c) As and when requested by the Escrow Agent to carry out the terms of this Escrow Agreement, the Vendor shall deliver to the Escrow Agent, in respect of the Escrow Shares, appropriate additional stock powers or other instruments of transfer duly endorsed in blank. The Escrow Agent shall also take such actions necessary to have Fenix reissue certificates in such amount or amounts of shares as is convenient to make timely distributions under this Agreement.

(d) The Escrow Agent shall hold, pay and distribute the Escrow Shares, Escrow Cash and Letter of Credit (together, as applicable, the “Escrow Deposit”) as provided in this Agreement.

(e) The Letter of Credit shall have a one-year term and shall automatically renew from year-to-year unless, not less than 25 Business Day prior to its expiration, the issuer gives written notice to the Escrow Agent of the issuer’s intent not to renew the Letter of Credit upon its expiration. In this event, Fenix shall deliver a new Letter of Credit to the Escrow Agent no later than 10 Business Days prior to the expiration of the current Letter of Credit. Any new Letter of Credit shall be issued by BMO or a comparable financial institution of Fenix’s selection that is reasonably acceptable to Vendor, and conform in substance to the terms of the Letter of Credit that it replaces.

(f) If Fenix fails to deliver a new Letter of Credit to the Escrow Agent complying with section 1(e) hereof no later than 10 Business Days prior to the expiration of the current Letter of Credit, the Escrow Agent, without further direction from Fenix or the Vendor, shall draw on the full amount of the current Letter of Credit prior to its expiration and, as provided in section 1(a)(2)(B) hereof, the proceeds received upon such draw shall be considered Escrow Cash

2.	Termination of Escrow

The Parties intend that the Escrow Deposit be paid and distributed to the Vendor or to Fenix, or to each of the Parties, as the case may be, promptly, but in no event more than five Business Days, following the determination of the Final Report in accordance with Section 2.7 of the Combination Agreement. The Escrow Agent shall pay and distribute the Escrow Deposit only as follows:

(a) in accordance with a joint written direction of Fenix and the Vendor, after first drawing on the full amount of the Letter of Credit following receipt of such joint written direction if the Escrow Agent has not previously drawn of the Letter of Credit; or

(b) in accordance with a final nonappealable order, if any, of a court of competent jurisdiction adjudicating the distribution of the Escrow Deposit, after first drawing on the full amount of the Letter of Credit if the Escrow Agent has not previously drawn of the letter of credit.

3.	No Liability of Escrow Agent

The Escrow Agent shall not be liable to any Party, or any other person, for any payment that it makes pursuant to Paragraph 2 or for any other action that it may take or decline to take in connection with this Escrow Agreement, except in the case of its own gross negligence or willful misconduct.

The Escrow Agent shall be protected in acting under this Agreement on the basis of any notice or other document that the Escrow Agent reasonably believes to be genuine, including (for example) telecopier and electronic transmissions. The Escrow Agent may consult with counsel in the event of any dispute or question regarding its duties or the construction of this Agreement, and shall not incur any liability to any Party, or any other person, for acting in accordance with the advice of counsel.

4.	Refusal To Act

If the Escrow Agent in good faith is in doubt regarding any action that it should take under this Agreement, the Escrow Agent, in its discretion, may decline to take any action while it remains in doubt. In doing so, the Escrow Agent shall not be or become liable in any way to any Party, or any other person, and may continue to decline to take any action until the earlier of being ordered by a court of competent jurisdiction or being directed by the joint written direction of Fenix and the Vendor.

5.	Resignation or Removal

The Escrow Agent may resign as the escrow agent under this Agreement at any time and for any reason by written notice of resignation to the Parties, effective as of the later of the date specified in the notice or 10 Business Days after the Escrow Agent gives its notice.

Fenix and the Vendor may mutually agree to remove the Escrow Agent as the escrow agent under this Agreement at any time and for any reason by written notice of removal, effective as of the date specified in the Notice.

Each of Fenix and the Vendor shall be responsible for one-half of the payment of any fees and expenses owning to the Escrow Agent upon such resignation and removal.

When the Escrow Agent’s resignation or removal becomes effective, the Escrow Agent shall deliver the entire balance of the Escrow Deposit to any successor escrow agent appointed by mutual written agreement of Fenix and the Vendor. When the Escrow Agent has delivered the entire balance of the Escrow Deposit to its successor as escrow agent, the Escrow Agent shall be released from all liability of any kind under this Agreement, except for those actions or inactions that constitute gross negligence or willful misconduct on the part of the Escrow Agent.

6.	Fees and Expenses

The Escrow Agent’s fees for its services under this Agreement are set out in Exhibit B. The Escrow Agent’s fees shall be payable equally by Fenix and the Vendor.

7.	Reliance

The Escrow Agent shall be protected in acting and relying reasonably upon any written notice, direction, instruction, order, certificate, confirmation, request, waiver, consent, receipt, statutory declaration or other paper or document (collectively referred to as “Documents”) furnished to it and signed by any person required to or entitled to execute and deliver to the Escrow Agent any such Documents in connection with this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which it in good faith believes to be genuine.

8.	Retain Experts

The Escrow Agent may retain legal counsel and advisors as may be reasonably required for the purpose of discharging its duties or determining its rights under this Agreement, and may rely and act upon the advice of such counsel or advisor. Fenix and the Vendor shall pay or reimburse the Escrow Agent for any reasonable fees, expenses and disbursements of such counsel or advisors.

9.	Indemnification

The Parties jointly and severally agree to indemnify the Escrow Agent against and hold the Escrow Agent and it officers, directors, employees and agents harmless from any and all losses, damages, liabilities, claims, penalties, actions, suits, demands, levies, costs and expenses (including reasonable attorneys’ fees) that the Escrow Agent may suffer or incur by reason of its services as the escrow agent under this Agreement (except for losses, damages, liabilities and expenses attributable to the Escrow Agent’s gross negligence or willful misconduct). Notwithstanding any other provision hereof, this indemnity shall survive the removal or resignation of Escrow Agent and the termination of this Agreement.

10.	Express Duties

The Escrow Agent shall have no duties or responsibilities except as expressly provided in this Agreement and shall have no liability or responsibility arising under any other agreement, including any agreement referred to in this Agreement, to which the Escrow Agent is not a party.

11.	Anti-Money Laundering

The Escrow Agent shall have the right not to act and shall not be liable for refusing to act under this Agreement if, due to a lack of information or for any other reason whatsoever, the Escrow Agent it its reasonable judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Should the Escrow Agent, in its reasonable judgment, determine at any time that its acting under this Agreement has resulted in the Escrow Agent being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then the Escrow Agent shall have the right to resign on 10 days’ written notice to the Company, provided (i) that the written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to the Escrow Agent’s satisfaction within such 10 day period, then such resignation shall not be effective.

12.	Notices

All notices under this Agreement shall be in writing and sent by certified or registered mail, overnight messenger service, facsimile or personal delivery, as follows:

(a) if to the Vendor, to:

Mr. David A Gold

134 Napa Hill Court

Thornhill, ON

L4J 8T1

Mr. Ken Gold

31 Ava Crescent,

Richmond Hill, ON

L4B 2X3

with a required copy to:

Cummings Cooper Schusheim Berliner

Barristers and Solicitors

4100 Yonge Street, Suite 408

Toronto, ON

M2P 2B5

Fax: (416) 512-9501

Attention: Howard Cooper

(b) if to Fenix, to:

c/o Fenix Parts, Inc.

12901 SW 132nd Ave.

Miami, FL 33186

Fax: (305) 397-1623

Attention:    Mr. Kent Robertson

                    Chief Executive Officer

(c) if to the Escrow Agent, to:

CST Trust Company

3rd Floor

320 Bay Street

Toronto, ON M5H 4A6

Fax: (888) 249-6189

Attention: Director, Corporate Trust

A notice sent by certified or registered mail shall be considered to have been given three business days after being deposited in the mail. A notice sent by overnight courier service, facsimile or personal delivery shall be considered to have been given when actually received by the intended recipient.

13.	Amendment

This Agreement may be amended only by the written agreement of the Parties and the Escrow Agent.

14.	Counterparts and Delivery

This Agreement may be executed and delivered (including by facsimile transmissions or electronic means) in any number of counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement.

15.	Governing Law

This Agreement and any dispute arising from or in relation to this Agreement are governed by, and interpreted and enforced in accordance with, the law of the Province of Ontario and the laws of Canada applicable in that province, excluding the choice of law rules of that province.

16.	Binding Effect

This Agreement shall apply to, be binding in all respects upon and inure to the benefit of Parties and the Escrow Agent and their respective successors.

17.	Assignment

This Agreement may not be assigned by the Escrow Agent, in whole or in part, without the prior written consent of Fenix and the Vendor.

TOR01: 5649938: v6

In witness, the Parties and the Escrow Agent have signed this Agreement.

Fenix Parts Canada, Inc.

By:
Name:
Title:

Goldy Metals Incorporated

By:
Name:
Title:

CST Trust Company, as escrow agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Escrow Agreement]

EXHIBIT A

WIRE TRANSFER INSTRUCTIONS

EXHIBIT B

FEE SCHEDULE